EXHIBIT 5

                          RUDNICK & WOLFE
                     203 NORTH LASALLE STREET
                   CHICAGO, ILLINOIS 60601-1293

                        February    , 1997         (312) 368-4000

 The Board of Directors
 MFRI, Inc.
 7720 Lehigh Avenue
 Niles, IL 60714

 Gentlemen:

     We have examined the registration statement on Form S-3 (Registration No. 333-_____) filed with the Securities and Exchange Commission on or about February 17, 1997, for registration under the Securities Act of 1933, as amended, of 2,124,298 shares of common stock of MFRI, Inc., a Delaware corporation (the "Company"), par value $.01 per share ("Common
  Stock"). We have examined pertinent corporate documents and records of the Company, including its Certificate of Incorporation and its By-Laws, and we are familiar with the corporate proceedings had and contemplated in connection with the issuance of such shares of Common Stock by the
  Company. We have also made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     On the basis of the foregoing, we are of the opinion that such 2,124,298 shares of Common Stock of the Company have been duly authorized, and are legally issued, fully paid and non-assessable.

     We hereby  consent  to the filing of this opinion as an exhibit to the
  registration  statement  and   to  the  reference  to  our  firm  in  the
 registration statement under the caption "Legal Matters."

                                  Very truly yours,

                                  RUDNICK & WOLFE



                                  By:
                                      Hal M. Brown, a Partner